Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2015 Equity Incentive Plan of Box, Inc. of our reports dated March 9, 2026, with respect to the consolidated financial statements of Box, Inc. and the effectiveness of internal control over financial reporting of Box, Inc. included in its Annual Report (Form 10-K) for the year ended January 31, 2026, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

August 26, 2026